Exhibit 99.1

CVG REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Quarterly Sales of $229 million, EPS $0.08, Adjusted EPS $0.13
Challenging Cost-Price Environment, Higher than Expected Wins

New Leadership Team Successfully Transforming Company
Record annual sales of $972 million
2021 New Business Wins of $200+ million
$500+ million of New Business Wins in last 26 Months
Aligning Reporting Segments with Transformation Agenda

NEW ALBANY, OHIO (February 28, 2022) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights (Compared with prior-year period, where comparisons are noted)
•Revenue of $228.9 million, up 6.0% primarily due to material inflation cost pass-through.
•Operating Income of $6.5 million, up $1.5 million, or 30.0%, resulting from lower SG&A due to a reduction in special costs. Adjusted operating income of $8.5 million, up $0.2 million. Operating Income remains compressed due to lag in price-cost offsets and higher than expected new business wins with resulting startup costs.
•Net income of $2.6 million, or $0.08 per diluted share, an increase of $0.21 per diluted share. Excluding certain special costs, adjusted net income was $4.1 million, or $0.13 per diluted share, an increase of $0.18 per diluted share.
•Adjusted EBITDA of $12.9 million, down $0.1 million, primarily due to lag in price-cost offsets and higher than expected new business wins with resulting startup costs.

Full Year 2021 Highlights (Compared with prior-year period, where comparisons are noted)

•Revenue of $971.6 million, up 35.4% due primarily to strong growth in warehouse automation, a modest recovery in the global commercial vehicle markets and material cost pass-through.
•Operating income of $49.6 million, up $72.8 million, due to a goodwill impairment in 2020 and adjusted operating income of $53.2 million, up $29.2 million, as a result of improved sales volumes.
•Net income was $23.7 million, or $0.72 per diluted share, an increase of $1.92 per diluted share, and Adjusted net income of $31.8 million, or $0.97 per diluted share, an increase of $1.03 per diluted share.
•Adjusted EBITDA was $72.5 million, an increase of $30.8 million driven by higher demand, warehouse automation growth and cost pass-through noted above.
•The Company's operating income and Adjusted EBITDA were significantly impacted due to lag in price-cost offsets, and higher than expected new business wins with resulting startup costs.
•Estimated $200+ million of new business awards secured in 2021, adding to the $200+ million won in 2020, and the $75+ million won in 2022 year to date. The Company also had $90 million of business terminated due to inability to achieve mutually acceptable terms and expects this to continue as we negotiate better terms. The Company is committed to a transformative organic growth program to diversify its customer roster, add new end markets, improve its profitability rates, and lessen its legacy cyclicality and customer dependence.
•The Company is achieving a high new business win rate and incurring higher than expected startup costs associated with these wins. The majority of new business wins are coming from the global electric vehicle industry wherein the Company is using its decades of electrical system know-how, its global footprint, and successfully achieving a first-mover advantage with many new electric vehicle companies. We believe CVG is fast becoming an emerging leader in this area.
•The Company has been re-negotiating many of its legacy contracts that are dilutive to the Company's operating income and EBITDA. The Company expects that the majority of these remaining legacy contracts will be resolved during 2022.
•The debt refinancing in April 2021 decreased interest expense from $20.6 million to $11.2 million and will lower interest expense to approximately $6 million to $8 million annualized.

Harold Bevis, President and Chief Executive Officer of CVG, made the following comments:

“Our new leadership team is driving a strong transformational agenda with great success. We have now aligned our reporting with our new management structure and go-forward transformation agenda. We are achieving a high hit rate in organic new business and this is resulting in higher than expected startup costs. Our sales wins are driving a strong restructuring of our footprint to align with our go-forward profile. Additionally, the COVID induced supply chain challenges and inflation caused significant headwinds to our business, and we are working diligently to manage the impacts of these challenges, especially through customer pricing and pass-throughs.

The CVG leadership team is successfully transforming its business with a 3-point strategy.

1.Strengthen the Company's revenue profile with accretive new business that increases the Company's value proposition and decreases its legacy customer dependence
a.We have now secured over $500+ million of new business in the last 26 months with over 100 new products. In 2021, approximately 80% of this new business was in the electric vehicle industry. This is primarily an extension of the Company's legacy electrical system offerings and operational footprint into a new growing market.
b.We are seeking targeted acquisitions to help accelerate our plans in certain areas.

2.Improve the Company's legacy business, renegotiate contracts, improve profitability
a.The Company’s legacy agreements were not designed to accommodate COVID nor rapid inflation.
b.Approximately 20% of the Company’s existing revenue is at breakeven operating income. The Company is underway with renegotiating these agreements. We are actively discontinuing the practice of entering into agreements that have mandatory price-downs or do not have mechanisms to address inflation and profit stability.

3.Improve the Company's balance sheet, increase free cash flow, pay down debt
a.The Company’s legacy supply chain was not built for COVID nor Asian supply chain disruptions and caused us to build inventory to protect our readiness-to-serve.
b.The Company is underway with vertically integrating in multiple areas globally to bring in-house certain materials that it historically procured. Our goal is to be less reliant on global supply chains.

Our fourth quarter and full year results were impacted significantly by the remaining legacy sub-optimum contracts and with a continued higher than expected new business win rate and resulting startup costs. As previously summarized, we have won $500+ million of new annualized business in the last 26 months. In addition to successfully transforming our business and customer mix, we believe we are becoming an emerging leader in the electric vehicle industry for both low-voltage and high-voltage electrical systems. On a go-forward basis, we expect this will be our biggest and fastest growing business. On a 2021 reported basis, our low-profit contract business with legacy customers is our largest business.

An additional area that we have carved out and made into a new business segment is global Aftermarket and Accessories, where we have great products, additional pricing power, access to the market, and sell to the OE service networks, vehicle owners and independent service dealers. This business also sets up well for e-commerce. This is new for CVG and we hired an experienced executive to lead this business. We have begun a transformation of our Aftermarket and Accessories business, beginning with installing additional production capacity to enable higher growth and the implementation of a patent-pending line of electronic wiper systems that are a great fit on electric vehicle and autonomous vehicle platforms.

We are currently taking a conservative stance on the 2022 North America Class 8 truck build rate. This is the Company’s largest legacy business in our results, and is 35% of the Company’s revenue. We are estimating the industry will be able to make approximately 270,000 trucks, or roughly flat to 2021. This outlook contrasts to the industry estimates which suggest 300,000 or higher truck build rate. We believe the industry will be supply chain constrained and likely have 3 years of modestly rising production. This stability is good for CVG. Every 10,000 trucks equate to approximately $13 million of sales for CVG, so if the industry rebounds more quickly, the Company will benefit.”

Chris Bohnert, Chief Financial Officer, added, “Over the past year we have been organizing our operations to align with our transformation agenda, reducing expenses and increasing prices to offset the severe cost inflation that has impacted our business. We expect cost inflation and the impact of certain legacy contracts that are still in place as well as supply chain disruptions to be headwinds to our results through the first half of 2022, before showing improvement in the second half of the year. As discussed in the third quarter, we implemented a restructuring program to continue our transformation and right-size legacy costs. This program will cost between $4.0 million to $6.0 million with targeted equivalent savings on an annualized basis. Through December 31, 2021, we spent $1.9 million on this program.

Looking forward, we expect a continuation of success with our new business agenda, expansion into new end markets like electric vehicles and warehouse automation, and an aggressive plan with our aftermarket business to increase profitable revenue growth. We strive to reduce cyclicality and reduce customer dependency. To add visibility to our progress and align our reporting with our transformation agenda, we re-segmented our divisions and are now reporting our results across four segments including Vehicle Solutions, Warehouse Automation, Electrical Systems and Aftermarket & Accessories. We expect our new business startup costs to continue at a high rate and we intend to use a portion of our growing cash flow toward debt paydown as we prioritize reducing our leverage.”

Financial Results
(amounts in millions except per share data and percentages)

	Fourth Quarter
	2021	2020	Change
Revenues	$228.9	$216.0	6.0%
Gross profit	$23.4	$23.1	1.3%
Gross margin	10.2%	10.7%
Adjusted gross profit [1]	$24.5	$24.7	(0.8)%
Adjusted gross margin [1]	10.7%	11.4%
Operating income	$6.5	$5.0	30.0%
Operating margin	2.8%	2.3%
Adjusted operating income [1]	$8.5	$8.3	2.4%
Adjusted operating margin [1]	3.7%	3.8%
Net income (loss)	$2.6	$(4.1)	NM [2]
Adjusted net income (loss) [1]	$4.1	$(1.6)	NM [2]
Earnings (loss) per share, diluted	$0.08	$(0.13)	NM [2]
Adjusted earnings (loss) per share, diluted [1]	$0.13	$(0.05)	NM [2]
Adjusted EBITDA [1]	$12.9	$13.0	(0.8)%
Adjusted EBITDA margin [1]	5.6%	6.0%
[1] See Appendix A for GAAP to Non-GAAP reconciliation
[2] Not meaningful

Consolidated Results

Fourth Quarter 2021 Results
•Fourth quarter 2021 revenues were $228.9 million compared to $216.0 million in the prior year period, an increase of 6.0%. The increase in revenues is due to an increased truck build rate in North America, and increased pricing to offset material cost increases. Foreign currency translation also favorably impacted fourth quarter of 2021 revenues by $0.8 million, or by 0.4%.
•Operating income for the fourth quarter 2021 was $6.5 million compared to $5.0 million in the prior year period. The increase in operating income was primarily due to lower SG&A related to a reduction in special costs. Excluding special costs, the fourth quarter of 2021 adjusted operating income was $8.5 million, up 2.4%.
•Interest associated with debt and other expenses was $1.7 million and $5.2 million for the fourth quarter ended December 31, 2021 and 2020, respectively. The decrease in interest was due to the refinancing of the Company's debt on April 30, 2021.
•Net income was $2.6 million, or $0.08 per diluted share, for the fourth quarter 2021 compared to net loss of $4.1 million, or $(0.13) per diluted share, in the prior year period.

At December 31, 2021, the Company had $49.4 million of outstanding borrowings on its revolving credit facility, $35.0 million of cash and $74.2 million availability from the revolving credit facility, resulting in total liquidity of $109.2 million.

Segment Results

Fourth Quarter 2021 Results (Compared with prior-year period, where comparisons are noted)

Vehicle Solutions Segment
•Revenues were $126.4 million, an increase of 13.9% primarily resulting from material cost pass-through. According to the February 2022 report by ACT Research, North American Class 8 truck builds were 67,622 units in 2021 compared to 65,019 units in 2020.
•Operating income for the fourth quarter 2021 was $5.0 million, an increase of 122.0%. Excluding special costs, the fourth quarter of 2021 adjusted operating income increased to $5.5 million, an increase of 42.7%.

Warehouse Automation Segment
•Revenues were $37.5 million, an increase of 0.4%, due to slightly higher sales volumes. Operating income was $3.1 million, up $2.3 million or 262.0%. The increase in operating income was primarily attributable to product mix and operational improvements. Adjusted operating income increased to $3.6 million, an increase of 94.4%.

Electrical Systems Segment
•Revenues were $38.2 million, a decrease of 7.4%, due to lower shipment volume caused by supply chain constraints and semi-conductor chip shortages at our customer plants.
•Operating income was $1.7 million, a decrease of $2.2 million due to restructuring costs, lower volumes and inflation. Adjusted operating income was $2.7 million, a decrease of 30.8%, excluding special costs.

Aftermarket and Accessories Segment
•Revenues were nearly flat at $26.7 million, impacted by supply chain constraints and labor shortages.
•Operating income was $1.9 million, a decrease of $0.9 million. The decrease in operating income is primarily attributable to supply chain constraints and material cost inflation incurred in advance of price increases.

2022 Demand Outlook
According to a February 2022 report by ACT Research, a publisher of industry market research, 2021 North American Class 8 truck build production was 264,470 units and Class 5-7 production was 235,335 units. 2022 North American Class 8 truck production levels are forecast to be at 300,000 units. We are estimating the industry will be able to make approximately 270,000 trucks, or roughly flat to 2021. 2022 Class 5-7 production are expected to be at 261,000 units. This outlook supports demand for the Company’s truck products.
According to LogisticsIQ, demand for warehouse automation products is expected to grow approximately 14% per year through 2026. This outlook supports demand for the Company's warehouse automation products.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, March 1, 2022, at 10:00 a.m. ET. Management intends to reference the Q4 2021 Earnings Call Presentation during the conference call. To participate, dial (833) 235-5650 using conference code 3825717. International participants dial (647) 689-4139 using conference code 3825717.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (800) 585-8367 using access code 3825717 and international callers can dial (416) 621-4642 using access code 3825717.

Company Contact

Christopher H. Bohnert
CFO
CVG
(614) 289-0414

About CVG

CVG is a global provider of systems, assemblies and components to the global commercial vehicle market, the electric vehicle market, and the warehouse automation market. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business and the global supply chain, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment, including inflation and labor shortages and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Twelve Months Ended December 31, 2021 and 2020
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	2021	2020	2021	2020
Revenues	$228,905	$216,001	$971,578	$717,699
Cost of revenues	205,551	192,862	852,591	643,623
Gross profit	23,354	23,139	118,987	74,076
Selling, general and administrative expenses	16,877	18,163	69,406	68,228
Goodwill and other impairment	—	—	—	29,017
Operating income (loss)	6,477	4,976	49,581	(23,169)
Other (income) expense	249	(22)	(878)	728
Interest expense	1,690	5,210	11,179	20,603
Loss on extinguishment of debt	—	—	7,155	—
Income (loss) before provision for income taxes	4,538	(212)	32,125	(44,500)
Provision (benefit) for income taxes	1,902	3,924	8,393	(7,451)
Net income (loss)	$2,636	$(4,136)	$23,732	$(37,049)
Earnings (loss) per common share
Basic	$0.08	$(0.13)	$0.75	$(1.20)
Diluted	$0.08	$(0.13)	$0.72	$(1.20)
Weighted average shares outstanding
Basic	31,705	31,088	31,501	30,943
Diluted	32,753	31,088	32,790	30,943

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2021 and 2020
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	2021	2020
Current Assets:
Cash	$34,958	$50,503
Accounts receivable, net of allowances of $243 and $644, respectively	174,472	151,101
Inventories	141,045	91,247
Other current assets	20,201	17,686
Total current assets	370,676	310,537
Property, plant and equipment, net of accumulated depreciation of $172,536 and $159,026, respectively	63,126	62,776
Operating lease right-of-use asset, net	26,116	30,047
Intangible assets, net of accumulated amortization of $18,180 and $14,831, respectively	18,283	21,804
Deferred income taxes, net	24,108	25,981
Other assets	5,384	3,228
TOTAL ASSETS	$507,693	$454,373
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$101,915	$112,402
Current operating lease liabilities	9,048	9,236
Accrued liabilities and other	41,792	40,820
Current portion of long-term debt	9,375	2,429
Total current liabilities	162,130	164,887
Long-term debt	185,581	144,147
Long-term operating lease liabilities	18,519	23,932
Pension and other post-retirement liabilities	9,905	15,296
Other long-term liabilities	4,905	10,741
Total liabilities	381,040	359,003

Stockholders’ equity:
Preferred stock, 0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, 0.01 par value (60,000,000 shares authorized; 32,034,592 and 31,249,811 shares issued and outstanding, respectively)	321	313
Treasury stock, at cost: 1,708,981 and 1,560,623 shares, respectively	(13,172)	(11,893)
Additional paid-in capital	255,566	249,312
Retained deficit	(73,624)	(97,356)
Accumulated other comprehensive loss	(42,438)	(45,006)
Total stockholders’ equity	126,653	95,370
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$507,693	$454,373

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
Three and Twelve Months Ended December 31, 2021 and 2020
(Unaudited)
(Amounts in thousands)

	Three Months Ended
	Vehicle Solutions		Warehouse Automation		Electrical Systems		Aftermarket and Accessories		Corporate / Other		Total
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Revenues	$126,428	$111,042	$37,534	$37,373	$38,229	$41,281	$26,714	$26,305	$—	$—	$228,905	$216,001
Gross profit	11,694	10,190	5,056	3,648	3,229	5,197	3,375	4,071	—	33	23,354	23,139
Selling, general & administrative expenses	6,690	7,936	1,907	2,778	1,567	1,315	1,481	1,307	5,232	4,827	16,877	18,163
Operating income (loss)	$5,004	$2,254	$3,149	$870	$1,662	$3,882	$1,894	$2,764	$(5,232)	$(4,794)	$6,477	$4,976

	Twelve Months Ended
	Vehicle Solutions		Warehouse Automation		Electrical Systems		Aftermarket and Accessories		Corporate / Other		Total
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Revenues	$498,913	$366,636	$187,912	$101,655	$168,971	$141,094	$115,782	$108,314	$—	$—	$971,578	$717,699
Gross profit	50,608	32,398	29,669	13,205	20,773	12,185	17,980	16,658	(43)	(370)	118,987	74,076
Selling, general & administrative expenses	26,959	22,510	6,106	9,698	6,213	3,996	5,889	5,396	24,239	26,628	69,406	68,228
Goodwill and other impairment	—	7,245	—	19,829	—	1,150	—	—	—	793	—	29,017
Operating income (loss)	$23,649	$2,643	$23,563	$(16,322)	$14,560	$7,039	$12,091	$11,262	$(24,282)	$(27,791)	$49,581	$(23,169)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
Three and Twelve Months Ended December 31, 2021 and 2020
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Gross profit	$23,354	$23,139	$118,987	$74,076
Restructuring	1,186	1,556	1,186	4,718
Adjusted gross profit	$24,540	$24,695	$120,173	$78,794
% of revenues	10.7%	11.4%	12.4%	11.0%

	Three Months Ended			Twelve Months Ended
	December 31, 2021		December 31, 2020	December 31, 2021	December 31, 2020
Operating income (loss)	$6,477		$4,976	$49,581	$(23,169)
Restructuring	1,895		1,631	1,895	6,914
Deferred consideration purchase accounting	121		999	609	4,960
Investigation	—		687	394	3,954
Executive transition	—		—	683	2,256
Impairment of goodwill and long-lived assets	—		—	—	29,017
Total operating income adjustments	2,016	2,016	3,317	3,581	47,101
Adjusted operating income	$8,493		$8,293	$53,162	$23,932
% of revenues	3.7%		3.8%	5.5%	3.3%

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss)	$2,636	$(4,136)	$23,732	$(37,049)
Operating income (loss) adjustments	2,016	3,317	3,581	47,101
Loss on Early Extinguishment of Debt	—	—	7,155	—
Adjusted (benefit) provision for income taxes[1]	(504)	(829)	(2,684)	(11,775)
Adjusted net income (loss)	$4,148	$(1,648)	$31,784	$(1,723)

Diluted EPS	$0.08	$(0.13)	$0.72	$(1.20)
Adjustments to diluted EPS	$0.05	$0.08	$0.25	$1.14
Adjusted diluted EPS	$0.13	$(0.05)	$0.97	$(0.06)
1.Reported Tax (Benefit) Provision adjusted for tax effect of special costs at 25%

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss)	$2,636	$(4,136)	$23,732	$(37,049)
Interest expense	1,690	5,210	11,179	20,603
Provision (benefit) for income taxes	1,902	3,924	8,393	(7,451)
Depreciation expense	3,758	3,799	15,059	15,059
Amortization expense	858	859	3,436	3,434
Impairment of goodwill and long-lived assets	—	—	—	29,017
EBITDA	$10,844	$9,656	$61,799	$23,613
% of revenues	4.7%	4.5%	6.4%	3.3%

EBITDA adjustments
Restructuring	1,895	1,631	1,895	6,914
Deferred consideration purchase accounting	121	999	609	4,960
Investigation	—	687	394	3,954
Executive transition	—	—	683	2,256
Loss on Early Extinguishment of Debt	—	—	7,155	—
Adjusted EBITDA	$12,860	$12,973	$72,535	$41,697
% of revenues	5.6%	6.0%	7.5%	5.8%

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix B: Segment Reconciliation of GAAP to Non-GAAP Financial Measures
Three and Twelve Months Ended December 31, 2021 and 2020
(Unaudited)
(Amounts in thousands, except percentages)

	Three Months Ended December 31, 2021
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket & Accessories	Corporate / Other	Total
Operating income (loss)	$5,004	$3,149	$1,662	$1,894	$(5,232)	$6,477
Restructuring	459	364	1,025	—	47	1,895
Deferred consideration purchase accounting	—	121	—	—	—	121
Adjusted operating income	$5,463	$3,634	$2,687	$1,894	$(5,185)	$8,493
% of revenues	4.3%	9.7%	7.0%	7.1%		3.7%

	Twelve Months Ended December 31, 2021
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket & Accessories	Corporate / Other	Total
Operating income (loss)	$23,649	$23,563	$14,560	$12,091	$(24,282)	$49,581
Restructuring	459	364	1,025	—	47	1,895
Deferred consideration purchase accounting	—	609	—	—	—	609
Investigation	—	—	—	—	394	394
Executive transition	—	—	—	—	683	683
Adjusted operating income	$24,108	$24,536	$15,585	$12,091	$(23,158)	$53,162
% of revenues	4.8%	13.1%	9.2%	10.4%		5.5%

	Three Months Ended December 31, 2020
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket & Accessories	Corporate / Other	Total
Operating income (loss)	$2,254	$870	$3,882	$2,764	$(4,794)	$4,976
Restructuring	1,574	—	—	—	57	1,631
Deferred consideration purchase accounting	—	999	—	—	—	999
Investigation	—	—	—	—	687	687
Adjusted operating income	$3,828	$1,869	$3,882	$2,764	$(4,050)	$8,293
% of revenues	3.4%	5.0%	9.4%	10.5%		3.8%

	Twelve Months Ended December 31, 2020
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket & Accessories	Corporate / Other	Total
Operating income (loss)	$2,643	$(16,322)	$7,039	$11,262	$(27,791)	$(23,169)
Restructuring	4,526	—	690	57	1,641	6,914
Deferred consideration purchase accounting	—	4,960	—	—	—	4,960
Investigation	—	—	—	—	3,954	3,954
Executive transition	—	—	—	—	2,256	2,256
Impairment of goodwill and long-lived assets	7,245	19,829	1,150	—	793	29,017
Adjusted operating income	$14,414	$8,467	$8,879	$11,319	$(19,147)	$23,932
% of revenues	3.9%	8.3%	6.3%	10.5%		3.3%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.